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                                                                    EXHIBIT 99.1

For Immediate Release
Contact:

                         SOUTHERN MICHIGAN BANCORP, INC.
                                    ANNOUNCES
                                STOCK REPURCHASE


         COLDWATER, MICHIGAN - April 19, 1999 - Southern Michigan Bancorp, Inc. (BULLETIN BOARD: SOMC) announced today that its board of directors has authorized the repurchase of up to a maximum amount of 5% of its outstanding shares of common stock over a one year period beginning May 3, 1999 under a limited stock repurchase plan.

         The stock repurchase plan authorizes the Company to make repurchases from time to time in the open market or in privately negotiated transactions. Repurchased common shares will be used to meet the Company's requirements for future stock splits and stock dividends, as well as other general corporate purposes. At March 31, 1999, the Company had 1,857,130 shares of common stock outstanding. A maximum of 1000 shares a day will be repurchased by the plan until the 5% maximum repurchase is reached.

         In January, 1999 the Company repurchased 15,547 common shares held by two participants in the Company's Employee Stock Ownership Plan. These shares were repurchased at $35.00 per share which represented the fair market value of the common stock of Company as of September 30, 1998 as determined by an independent firm specializing in the valuation of financial institutions.

         With assets of $263.221 million at March 31, 1999, Southern Michigan Bancorp, Inc. is a bank holding company which has as its subsidiary Southern Michigan Bank & Trust of Coldwater, Michigan.